Good Times Restaurants Inc. SC 13D/A

Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated July 26, 2021 (including amendments thereto) with respect to the Common Stock of Good Times Restaurants, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:	July 26, 2021

Jobson Family Foundation By: /s/ Charles Jobson_______________________________ Charles Jobson, Trustee	Donna M. Farrell By: /s/ Donna M. Farrell_______________________________ Donna M. Farrell, individually
Charles Jobson By: /s/ Charles Jobson_______________________________ Charles Jobson, individually	Charles E. Jobson Irrevocable Trust By: /s/ Donna M. Farrell_______________________________ Donna M. Farrell, Trustee